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                                                                       EXHIBIT 6





                       THE UNITED STATES SHOE CORPORATION
                            ECONOMIC BRIDGE PROGRAM


The United States Shoe Corporation hereby adopts The United States Shoe Corporation Economic Bridge Program, in the form attached hereto, effective as of February 1, 1995.

IN WITNESS WHEREOF, The United States Shoe Corporation has caused its name to be subscribed this 16th day of February, 1995.


                              THE UNITED STATES SHOE CORPORATION


                              By     /s/  Bannus B. Hudson
                                 _______________________________

                              Title  President and Chief Executive Officer

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                       THE UNITED STATES SHOE CORPORATION
                            ECONOMIC BRIDGE PROGRAM


The Economic Bridge Program is intended to provide a bridge which includes a salary bridge benefit described in Section E and other specified benefits described in Section F (together referred to as the "Benefits") for Eligible Associates of The United States Shoe Corporation and its divisions and subsidiaries (the "Company") who lose their positions under certain circumstances due to certain events beyond their control.

The Program is effective as of February 1, 1995. It replaces and supersedes all prior severance pay policies, programs, plans, and arrangements of the Company, except for a written agreement between an individual and the Company concerning severance compensation, including but not limited to an offer letter. This booklet serves as the official text of the Program.


A.  WHICH ASSOCIATES ARE ELIGIBLE ASSOCIATES?

Only "Eligible Associates" are eligible for Benefits under this Program, and only if they satisfy all of the other terms and conditions of this Program. Only the following groups of full-time associates of the Company who are either working in the United States (including Puerto Rico) or are U.S. citizens working for the Company on assignment in a foreign country are Eligible
Associates:

     - All exempt associates, except that assistant retail store managers employed in the Footwear Group are not Eligible Associates.

     - Nonexempt administrative support associates at the offices of the Company.

     - Nonexempt retail store managers, associate managers, and assistant managers, except that assistant retail store managers employed in the Footwear Group are not Eligible Associates.

     - Distribution center associates who are not members of a collective bargaining unit.

You are considered a full-time associate for purposes of this Program if you are classified as a full-time associate by your Business Group.

Associates who are not actively at work when their employment terminates are Eligible Associates only if they would have been Eligible Associates based on their status when last actively at work, and their absence is due to vacation, temporary layoff, or approved absence from work, including leave under the Family and Medical Leave Act.

Notwithstanding any other provision of this Program, an associate is not an Eligible Associate under this Program if he or she is eligible for severance compensation of any type under any written agreement or plan of the Company that applies to him or her (including, but not limited to, offer letters), unless that other plan or written agreement specifically indicates that the associate is eligible for benefits under this Program.
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B.  WHEN ARE BENEFITS PROVIDED?

Benefits under the Program generally are provided only upon an involuntary termination of an Eligible Associate's employment with the Company under the following circumstances or other circumstances approved in writing by the Chief Executive Officer of the Company or his designee:

     - A reduction in the work force that applies to the Eligible Associate or the elimination of the Eligible Associate's position.

     - A modification or reassignment in the Eligible Associate's job duties by the Business Group, when the Business Group subsequently determines that the new duties are inconsistent with the associate's knowledge, skills, and abilities, provided that the Business Group makes such determination within the first six months after the modification or reassignment in job duties.

     - Transfer of the Eligible Associate's job responsibilities to another location within the organization requiring relocation of the associate.


C.   WHEN ARE BENEFITS NOT PROVIDED?

Unless otherwise approved in writing by the Chief Executive Officer of the Company or his designee, but not withstanding any other provision of the Program, Benefits under the Program are not provided under any of the following circumstances, even if the Eligible Associate otherwise is entitled to Benefits:

     - Voluntary termination of employment by an Eligible Associate. However, an Eligible Associate is eligible for Benefits after his or her voluntary termination of employment with the Company if he or she otherwise is eligible for Benefits, and both of the following additional requirements are met:

          - the Eligible Associate's voluntary termination of employment occurs at or immediately after a Change in Control of all or part of the Company that applies to the Eligible Associate; and

          - at or immediately after the Change in Control, the Eligible Associate was not offered or provided with new or continuing Comparable Employment that includes coverage under a new or continuing Comparable Program by either the Company or a New Company or both such employers (regardless of whether he or she accepted such offer or offers). (See the section called "Definitions" regarding Comparable Employment and Comparable Program.)

     - Termination of an Eligible Associate's employment for cause, which means conviction of illegal conduct constituting a felony or gross misdemeanor which is determined by a Business Group to be materially injurious to the Company, gross misconduct, or violation of Company or Business Group policy.





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     -    Termination of an Eligible Associate's employment for willful or continued failure to perform duties after written counseling, provided such duties are within the scope of responsibility for the associate's position.

     - The Eligible Associate does not execute an Agreement for Termination of Employment.

     - Benefits for which an Eligible Associate is otherwise eligible will not be paid for any period during which the Eligible Associate is receiving either Workers Compensation benefits related to his or her employment with the Company, or long-term disability ("LTD") benefits under an LTD plan of the Company. If the Eligible Associate's Workers Compensation and LTD benefits end before the end of the period for which he or she otherwise was eligible for Benefits, he or she is eligible for the remaining portion of his or her Benefits, subject to the other provisions of this Program.

Please also see the sections called "When Do Benefits End?" and "What Occurs If There Is A Change In Control" for other circumstances that can result in Benefits ending or not being provided.


D.   WHAT OCCURS IF THERE IS A CHANGE IN CONTROL?

An Eligible Associate who is otherwise entitled to Benefits under this Program may be eligible for larger Benefits after a Change in Control that applies to him or her occurs. Please see the section called "Benefit Schedule."

However, if a Change in Control occurs, the following special rules apply in addition to the other provisions of this Program, and an Eligible Associate is not entitled to Benefits under the Program if either of the following rules applies to him or her:

     - If the Eligible Associate is employed by the Company or a New Company (see the section called "Definitions") in any position immediately after the Change in Control, his or her employment is not considered to end for purposes of this Program, and he or she is not entitled to Benefits under the Program. This rule means that if an Eligible Associate remains in the same position that he or she had before the Change in Control, or he or she accepts an offer of employment in or transfer to any other position offered to him or her by the Company or a New Company, he or she is not entitled to Benefits under this Program. (However, if the associate remains employed by the Company and is later terminated, he or she will remain eligible for Benefits under this Program, according to its terms, if he or she is then an eligible associate and if this Program is then in effect.)

     - If an Eligible Associate is offered or provided with new or continuing Comparable Employment with either the Company or a New Company or both employers at or immediately after the Change in Control that includes coverage under a new or continuing Comparable Program, and he or she does not accept such Comparable Employment (or one of such positions, if there is more than one), he or she is not entitled to Benefits under the Program. (See the section called "Definitions" regarding Comparable Employment and Comparable Program.)





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E.  WHAT IS THE SALARY BRIDGE BENEFIT?

If you are eligible for a benefit under the Program, it includes a periodic Salary Bridge Benefit that is equal to your periodic base salary rate (without bonuses, incentive pay, or other special types of compensation) at the time of your termination of active employment with the Company. The duration of the Salary Bridge Benefit is based on your salary grade, age, and length of full-time service with the Company at the time of your termination of active employment with the Company. The Salary Bridge Benefit is subject to applicable federal, state, and local income tax withholding. The Salary Bridge Benefit is not reduced by unemployment benefits, but you may not be able to receive unemployment benefits (if you are eligible for them) until the Salary Bridge Benefit ends. The maximum period that the periodic payments of your Salary Bridge Benefit will continue after your termination of active employment with the Company depends on the Benefit Schedule. (See the table at the end of this booklet that is called "Benefit Schedule.")

An Eligible Associate's Salary Bridge Benefit generally is paid on the same time schedule (weekly, monthly, etc.) that he or she was paid while actively employed. However, the Salary Bridge Benefit and any other Benefits under the Program will not begin until the associate executes an Agreement for Termination of Employment.


F.  ARE THERE OTHER BENEFITS?

Any medical, dental, and life insurance plans that applied to you before your employment terminated will continue during the time you are receiving the Salary Bridge Benefits under this Program. (Coverage under long and short term disability programs ends as of your last day of active work with the Company.) The charge for any medical or dental benefits during this period generally will be the same charge that applies to similarly situated active associates, and will be deducted from your Salary Bridge Benefit. The Company may change or end any of the medical, dental, and life insurance benefits provided under this Program or the charges for such benefits. All such Benefits under this Program end at the earliest date that applies to you under the section of this booklet called "When Do Benefits End?"

You may have the right to continue medical and dental insurance under COBRA when those benefits are no longer provided under this Program, or to convert your life insurance. Please see the summary plan descriptions for those other plans about your rights under those plans. The Economic Bridge Program does not change or modify any medical, dental, life insurance, accident insurance, disability benefit, or other pension or welfare plans of the Company in any way.

Retirement benefits generally will continue to accrue during the time you are receiving Benefits under this Program, but will cease to accrue when accrual ends under the terms of the applicable retirement plan if those terms provide a different date. If you are eligible to receive a retirement benefit under a retirement plan of the Company, you cannot elect to have the payment of that benefit commence until your Benefits under this Program are exhausted.

Unused accrued vacation pay will be paid to you in accordance with your Business Group's vacation policy when you terminate active employment. Additional vacation pay will not accrue while you are receiving Benefits under this Program.





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The Chief Executive Officer of the Company or his designee, in his discretion, may approve other benefits under the Program for individuals or groups of associates.


G.  BENEFIT SCHEDULE

The Benefit Schedule that applies to an Eligible Associate describes the maximum period that he or she will receive salary bridge and other Benefits under this Program if he or she is eligible for those Benefits after termination of active employment. Salary bridge and other Benefits under the Program will not be payable or will end before the maximum period in some cases. See the sections called "When Are Benefits Not Provided," "What Occurs If There Is A Change In Control," and "When Do Benefits End."

The duration of Benefits for which you are otherwise eligible under the Program is determined under either the "Basic Benefit" column or under the "Change in Control Benefit" column of the Benefit Schedule, but never under both columns. The "Change in Control" column applies to an Eligible Associate only if there was a "Change in Control" (see the section called "Definitions") and the associate's active employment with the Company terminated at or within two years after the Change in Control for a reason described in the sections called "When Are Benefits Provided?" or "What Occurs If There Is A Change In Control?"

For purposes of calculating your Benefits, your age and your years of full- time active service with the Company are rounded up or down to the nearest full year. Part-time service and service before your most recent date of hire with the Company are not counted. If an employer becomes a division or subsidiary or otherwise becomes part of the Company after 1985, service with that employer before it becomes part of the Company is not counted. Your Benefits are reduced on a week for week basis if you previously received a Benefit under the Program and then were rehired by the Company. The terms, "exempt" and "non-exempt," have the same meaning that they have for purposes of federal wage and hour laws.


H.  WHEN DO BENEFITS END?

If you are an Eligible Associate, all Benefits under this Program end on the earliest of the following dates:

     - The date you reach the end of the maximum period that applies to you under the Benefit Schedule.

     -    The date that you die.

     - The date you are rehired by the Company or you find New Employment. (See the section called "Definitions.") However:

          -- If you find New Employment during the period you are receiving Benefits under this Program, and you provide a written notice of that fact to the Plan Administrator within ten business days of when the New Employment begins, you will receive a cash payment equal to one-third of your unused Salary Bridge





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               Benefit, not to exceed three months salary. However, you will not receive this cash payment if you accept New Employment with a "New Company" (as defined in the section called "Definitions").

          -- If your New Employment ends within ninety days after it begins, and you provide a written notice of that fact to the Plan Administrator within ten business days of when the New Employment ends, you will receive the remainder of any Salary Bridge Benefit that you otherwise are entitled to under this Program, up to the maximum period that applies to you under the Benefit Schedule (determined from your original termination of active employment). This reinstated Salary Bridge Benefit will be reduced by any cash payment that you received for your unused Salary Bridge Benefit, and by any amounts that would have been paid under the Program during the period that you had New Employment. The reinstated Salary Bridge Benefit will end if you again find New Employment. The reinstated Salary Bridge Benefit is not available if you accepted any employment with a New Company.

     - THE DATE YOU BREACH ANY OF THE PROMISES OR CONDITIONS THAT YOU AGREED TO IN AN AGREEMENT FOR TERMINATION OF EMPLOYMENT, WHICH IS A RELEASE AND WAIVER THAT YOU SIGN IN CONNECTION WITH YOUR TERMINATION OF EMPLOYMENT. THIS INCLUDES BUT IS NOT LIMITED TO ANY PROMISE TO KEEP CERTAIN MATTERS CONFIDENTIAL, AND ANY PROMISE NOT TO SUE THE COMPANY OR PERSONS ASSOCIATED WITH IT.

     - The date as of which the Program is amended or modified to end Benefits, provided that no amendment will reduce Benefits to which an Eligible Associate has already become entitled because of his or her termination of employment.


I.  DEFINITIONS

For purposes of this Program, the following terms have the following meanings when they are used in this booklet, unless this booklet indicates otherwise.

AGREEMENT FOR TERMINATION OF EMPLOYMENT means an agreement that releases the Company, its divisions and subsidiaries, and persons affiliated with it from actions, suits, proceedings, claims, and demands related to the associate's termination of employment. The Agreement for Termination of Employment is required in consideration for the Benefits under the Program.

BUSINESS GROUP means:

     -    The Corporate Center Group,

     -    The Footwear Group,

     -    The Optical Retailing Group, or

     -    The Women's Apparel Retailing Group.





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CHANGE IN CONTROL shall be deemed to have occurred and to apply to an Eligible
Associate under this Program only if:

     (a) there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (i) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company's common shares immediately prior to such consolidation or merger, or (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the surviving or resulting corporation's outstanding common shares; or

     (b) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

     (c)  There shall be consummated:

          (i) any sale, lease, exchange or other transfer (other than a transfer to a Subsidiary of the Company) of all, or substantially all, of the assets of one or more of the Company's Women's Apparel Retailing Group, the Footwear Group or the Optical Retailing Group (collectively the "Company Groups") unless immediately thereafter all, or substantially all, of the assets of two of the Company Groups are owned by the Company and/or a Subsidiary of the Company and the Eligible Associate is, and prior thereto had been, assigned to one of such Company Groups (as used in this definition of "Change in Control," the term "Subsidiary of the Company" means any corporation at least 51% of the outstanding common shares and 51% of the voting shares of which are owned by the Company, and all references to a "distribution" of any of such shares by the Company to its shareholders includes distributions that are pro rata or in exchange for shares of the Company); or

          (ii) any consolidation or merger of a Subsidiary of the Company owning all, or substantially all, of the assets of one or more of the Company Groups, or any sale, exchange or other transfer of the shares of any such Subsidiary (other than a distribution of such shares by the Company to its shareholders) if, as a result thereof, such Subsidiary ceases to be a Subsidiary of the Company, unless immediately thereafter all, or substantially all, of the assets of two of the Company Groups are owned by the Company and/or a Subsidiary of the Company and the Eligible Associate is, and prior thereto had been, assigned to one of such Company Groups; or

          (iii) any distribution by the Company to its shareholders of some or all of the shares of a Subsidiary of the Company owning all, or substantially all, of the assets of one of the Company Groups if, as a result of such distribution, such Subsidiary ceases to be a Subsidiary of the Company, unless immediately thereafter all, or substantially all, of the assets of two of the Company Groups are owned by the Company and/or a Subsidiary of the Company and the Eligible Associate is, and prior thereto had been, assigned to one of such Company Groups; or

          (iv) Any distribution by the Company to its shareholders of some or all of the shares of a Subsidiary of the Company owning all, or substantially all, of the assets of two of the Company Groups if, as a result of such distribution, such Subsidiary ceases to be a Subsidiary of the Company,





                                     - 7 -
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unless immediately thereafter the Eligible Associate is, and prior thereto had been, assigned to one of such Company Groups; or

     (d) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

     (e) any person (as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the Company's outstanding common shares; or

     (f) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

COMPANY means The United States Shoe Corporation and its divisions and subsidiaries.

COMPARABLE EMPLOYMENT means any position (including but not limited to the Eligible Associate's position immediately before a Change in Control) that includes a base salary or wage rate which, on an annualized basis, is not less than the Eligible Associate's most recent base annual salary or wage rate in his or her position with the Company before the Change in Control, and that does not require relocation by the associate, even if the duties of the position are not the same as the associate's duties in his or her most recent position with the Company before the Change in Control. Fringe benefits, including but not limited to retirement or group health plan benefits, will be disregarded in determining if a position is Comparable Employment. The Plan Administrator shall have full discretion to determine if a position constitutes Comparable Employment.

COMPARABLE PROGRAM means any severance pay or economic bridge plan or program maintained by any employer after a Change in Control (including but not limited to this Program or a successor thereof) under which:

     - The associate is eligible for a salary bridge or severance pay benefit upon his or her involuntary termination of employment due to a reduction in force, the elimination of the associates' position, a transfer of job responsibilities to another location requiring the associate's relocation, and other circumstances specified in that plan or program, which has a value that is at least as large as the value of the maximum Salary Bridge Benefit that would have been offered to the associate under this Program at the time of the Change in Control that applies to him or her; and

     - The employer sponsoring the plan or program has made a written commitment that within the 24 months immediately following the Change in Control, it will not end the Comparable Program or amend it to reduce the dollar amount of the salary bridge benefits for which the Eligible Associates affected by the Change in Control are eligible under the Comparable Program. However, this requirement of a written commitment does not apply if the employer sponsoring the plan or program is the Company unless a Change in Control of a type described in paragraphs (a), (b), (d),
          (e), or (f) of the definition of Change in Control has occurred.

To determine if the dollar value of benefits under the Comparable Program is at least as large as the dollar value of the Salary Bridge Benefit under this Program, this Program will consider only the amount and duration of the periodic salary bridge payments under this Program and the Comparable Program, including any increased duration under this Program due to a Change in Control, if applicable. Except for the requirement that the sponsor of the Comparable Program must commit not to end or reduce the dollar amount of benefits for the first 24 months, a program that provides a salary bridge benefit at least as great as the Salary Bridge Benefit under this Program is a Comparable Program even if the employer sponsoring the program has the right to amend or end that program after such 24 month period. The Plan Administrator shall have full discretion to determine if a severance pay or economic bridge program constitutes a Comparable Program.

NEW COMPANY means any entity to which all or a portion of the Company's business is transferred in a manner described in one or more of paragraphs (a) through (f) of the definition of "Change in Control."

NEW EMPLOYMENT means employment, other than employment with the Company, of at least 20 hours per week.


J.  HOW IS THE PROGRAM ADMINISTERED?

PLAN SPONSOR AND PLAN ADMINISTRATOR. The United States Shoe Corporation, One Eastwood Drive, Cincinnati, Ohio, 45227 (513) 527-7000, is the "plan sponsor" and the "plan administrator" of the program under ERISA. The Plan Administrator is the named fiduciary which performs a full and fair review of any denial of a claim upon receipt of a timely request for review.

NOTICES. All notices, whether to the Plan Administrator from you, or to you from the Plan Administrator, must be written. Notices to the Plan Administrator should be sent to The United States Shoe Corporation, Attention: Human Resources, One Eastwood Drive, Cincinnati, Ohio, 45227

TYPE OF PROGRAM. The Program is classified as a welfare plan under provisions of the Employee Retirement Income Security Act of 1974.

FINANCING OF BENEFITS. Economic Bridge payments are paid from the general assets of the Company, and contributions by associates are not required.

PROGRAM RECORDS. The Economic Bridge Program and all of its records are maintained on a calendar year basis, beginning January 1 and ending December 31 of each year.

PROGRAM IDENTIFICATION NUMBER. This Program is identified by the following number under Internal Revenue Service rules: 510.

EMPLOYER IDENTIFICATION NUMBER. The United States Shoe Corporation is identified by the following employer identification number under Internal Revenue Service rules: 31-0474200.





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TERMINATION AND AMENDMENT.  The United States Shoe Corporation reserves the right to change, interpret, modify, withdraw, or add Benefits or terminate this Program, in its sole discretion, without prior notice to or approval by Program participants. The legal documents governing the Program consist of only this booklet and any supplements to this booklet that may be issued. Any change or amendment to the Program, its Benefits, or its terms and conditions may be made solely in a written amendment to the Program, executed by the Chief Executive Officer of the Company or his designee. No person or entity has any authority to make any oral changes or amendments to the Program.

PROGRAM DOCUMENTS. Economic Bridge Program participants are entitled to examine, without charge, all documents under which this Program is established and maintained, including any documents and reports that are maintained by the Program and/or filed with a federal government agency. These documents are available for review at the Plan Administrator's office. If participants are unable to examine these documents there, they should write to the Plan Administrator, specifying the documents to be examined and at which work location of U.S Shoe they wish to examine them. Copies of such documents will be made available for examination at the work location within 10 days of the date the request was submitted. At any time, participants may request copies of any Program documents by writing to the Plan Administrator. They will be charged a reasonable fee for copies of the documents requested.

LEGAL SERVICE.  Legal process can be served on the Plan Administrator.

BENEFITS NOT ASSIGNED OR ALIENATED. Assignment or alienation of any Benefits provided by the Program will not be permitted or recognized except as otherwise authorized by applicable law. This means that, except as required by applicable law, Benefits provided under the Program are not subject to sale, assignment, anticipation, alienation, attachment, garnishment, levy, execution, or any other form of transfer.

INTERPRETATION. The Plan Administrator has sole and exclusive discretion to interpret the terms and provisions of the Program as set forth in this booklet, to make factual determinations related to the Program and its Benefits, and to construe any disputed or ambiguous terms. All determinations and interpretations made by the Plan Administrator are conclusive and binding on all parties. The Plan Administrator may, from time to time, delegate such discretionary authority to other persons or entities providing services in regard to the Program and such delegations may include the right to redelegate such authority.

SERVICE PROVIDERS. The Plan Administrator may, in its sole discretion, arrange for various persons or entities to provide administrative services in regard to the Program. The identity of the service providers and the nature of the services provided may be changed from time to time in the Plan Administrator's sole discretion and without prior notice to or approval by Program participants. You must cooperate with those persons or entities in the performance of their responsibilities.

RELATION TO EMPLOYMENT. Nothing in this Program shall be interpreted or deemed to be a contract of employment, to conflict with the right of the Company to terminate an associate for any reason at the will of the Company, or to give any person any rights in the assets of the Company.

GOVERNING LAW. To the extent not preempted by ERISA, the laws of the state of Ohio shall govern this Program.

K.  BENEFIT CLAIM AND APPEAL PROCEDURE

Program participants, or any person duly authorized by them, may file a claim in writing for Benefits under this Program or for review of any other appropriate matter related to the Program. The written claim should be sent to the Plan Administrator. The written claim must be sent within 90 days of the date of the alleged unfair treatment, or occurrence of other facts giving rise to the claim. If the claim is denied, the claimant will receive written notice of the Plan Administrator's decision, including the specific reason for the decision, any Program provisions on which the denial is based, and any further information that is necessary to perfect the claim, generally within 90 days of the date the claim was received.

In some cases, more than 90 days may be needed to make a decision. In such cases the claimant will be notified in writing, within the initial 90-day period, of the reason more time is needed. An additional 90 days may be taken to make the decision if the claimant is sent such a notice. The extension notice will show the date by which the decision will be sent.

The Appeal Procedure which follows gives the rules for appealing a denied claim when:

     - no reply at all is received by the claimant within 90 days after filing the claim and there was no notice extending that time for an additional 90 days;

     - a notice has extended the time an additional 90 days and no reply is received within 180 days after filing the claim; or

     - written denial of the claim for Benefits or other matters is received within the proper time limit and the claimant wishes to appeal the written denial.

When a claim for Benefits or review of any other appropriate matter related to the Program is denied, if you wish to appeal this denial, such appeal must be submitted in writing 60 days after it is received. The Program participant or a person duly authorized to act for him or her may file the appeal. Written request for review of any denied claim should be sent directly to the Plan Administrator. Unless the Plan Administrator sends a notice in writing that the claim is a special case needing more time, the Plan Administrator must conduct a review and decide on the appeal of the denied claim within 60 days after receipt of the written request for review. In cases needing more time to make a decision, the Plan Administrator will send notice in writing that there will be a delay and give the reasons for the delay. In such cases, the Plan Administrator may have 60 days more, or a total of 120 days, to make its decision.

If the claimant sends a written request for review of a denied claim, the person sending the request has the right to:

     - review pertinent Program documents which may be obtained by following the procedures described in this booklet under "Program Documents" and

     - send to the Plan Administrator a written statement of the issues and any other documents in support of the claim for Benefits or other matter under review.

The Plan Administrator's decision shall be given to the claimant in writing within 60 days or, if extended, 120 days, and shall include specific reasons for the decision. If the Plan Administrator does not give its decision on review within the appropriate time span, the claimant may consider the claim denied.

You must exhaust all of your rights under the claim and appeal procedures described above before you may file a legal action concerning this Program in any court.


L.  RIGHTS OF A PROGRAM PARTICIPANT

As a participant in the Economic Bridge Program, you are entitled to certain rights and protection under ERISA. ERISA provides that all plan participants shall be entitled to:

     1. examine, without charge, all Program documents including collective bargaining agreements and copies of any documents filed by the Program with the U.S. Department of Labor;

     2. obtain copies of all Program documents and other Program information upon written request to the Plan Administrator. There may be a reasonable charge for such copies.

In addition to creating rights for Program participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who operate your Program, called "fiduciaries" of the Program, have a duty to do so prudently and in the interest of you and other Program participants. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for Benefits is denied, in whole or in part, you must receive a written explanation of the reason for denial. You have a right to have the Program review and reconsider your claim. See the section called "Benefit Claim and Appeal Procedure."

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Program and do not receive them within 30 days, you may file suit in a federal court. In such case, the court may require the Plan Administrator to provide the materials and pay to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for Benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have any questions about the Program, you should contact the Plan Administrator. If you have any questions about this statement of your rights, or about your rights under ERISA, you should contact your nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                       THE UNITED STATES SHOE CORPORATION
                            ECONOMIC BRIDGE PROGRAM
                                BENEFIT SCHEDULE
                  FOR CORPORATE CENTER GROUP, FOOTWEAR GROUP,
                    AND OPTICAL RETAILING GROUP ASSOCIATES**


   SALARY GRADE              BASIC BENEFIT           CHANGE IN CONTROL BENEFIT
- ------------------------------------------------------------------------------
 Salary grade 25 or     36 weeks salary            48 weeks salary
 above, exempt          + 1 week per year of       + 2 weeks per year of
                          service                    service
 associates             + 1 week per year          + 1 week per year
                          over age 40                over age 40

                        NOT TO EXCEED 64           NOT TO EXCEED 78
                        WEEKS TOTAL                WEEKS TOTAL
- ------------------------------------------------------------------------------
 Salary grades          16 weeks salary            24 weeks salary
 20-24, exempt          + 1 week per year of       + 2 weeks per year of
 associates               service                    service
                        + 1 week per year          + 1 week per year
                          over age 40                over age 40

                        NOT TO EXCEED 52           NOT TO EXCEED 78
                        WEEKS TOTAL                WEEKS TOTAL
- ------------------------------------------------------------------------------
 Salary grades          6 weeks salary             12 weeks salary
 16-19, exempt          + 1 week per year of       + 2 weeks per year of
 associates               service                    service
                        + 1 week per year          + 1 week per year
                          over age 40                over age 40

                        NOT TO EXCEED 36           NOT TO EXCEED 52
                        WEEKS TOTAL                WEEKS TOTAL
- ------------------------------------------------------------------------------
 Salary grades          4 weeks salary             6 weeks salary
 15 or under,           + 1 week per year of       + 2 weeks per year of
 exempt                   service                    service
 associates             + 1 week per year          + 1 week per year
                          over age 40                over age 40

                                                   NOT LESS THAN 9 WEEKS
                        NOT TO EXCEED 36           NOT TO EXCEED 52
                        WEEKS TOTAL                WEEKS TOTAL
- ------------------------------------------------------------------------------
 Non-exempt             2 weeks salary             4 weeks salary
 associates             + 1 week per year of       + 2 weeks per year of
                          service                    service
                        + 1 week per year          + 1 week per year
                          over age 40                over age 40

                                                   NOT LESS THAN 9 WEEKS
                        NOT TO EXCEED 36           NOT TO EXCEED 52
                        WEEKS TOTAL                WEEKS TOTAL
- ------------------------------------------------------------------------------

** Your benefit under this Benefit Schedule is whichever is less: The base number of weeks shown in the box that applies to you plus the number of additional weeks for years of service and years of age over 40 that applies to you, OR the number of weeks in the "not to exceed" entry that applies to you.

For associates in salary grades 15 or under, and non-exempt associates, there is also an adjustment for the "not less than" number, if it results in a greater benefit after a Change in Control.

For instance, assume you are in salary grade 17, you have 20 years of service, you are age 48, there has not been a Change in Control, and you are entitled to benefits. The box that applies to you is the box for salary grades 16-19, Basic Benefit. Your base number of weeks is 6, plus 20 weeks for 20 years of service, plus 8 weeks for age over 40, for a total of 34. The "not to exceed" number that applies to you is 36 weeks. The duration of your benefit is 34 weeks.

                       THE UNITED STATES SHOE CORPORATION
                            ECONOMIC BRIDGE PROGRAM
                                BENEFIT SCHEDULE
                FOR WOMEN'S APPAREL RETAILING GROUP ASSOCIATES**


   SALARY GRADE              BASIC BENEFIT           CHANGE IN CONTROL BENEFIT
- ------------------------------------------------------------------------------
 Salary grade 25         36 weeks salary             48 weeks salary
 or above,               + 1 week per year of        + 2 weeks per year of
 exempt                    service                     service
 associates              + 1 week per year           + 1 week per year
                           over age 40                 over age 40
                         NOT TO EXCEED 64            NOT TO EXCEED 78
                         WEEKS TOTAL                 WEEKS TOTAL
- ------------------------------------------------------------------------------
 Salary grades           16 weeks salary             24 weeks salary
 20-24, Bands            + 1 week per year of        + 2 weeks per year of
 M05- M06, and             service                     service
 Band S13,               + 1 week per year           + 1 week per year
 exempt                    over age 40                 over age 40
 associates              NOT TO EXCEED 52            NOT TO EXCEED 78
                         WEEKS TOTAL                 WEEKS TOTAL
- ------------------------------------------------------------------------------
 Bands D06, H09-         6 weeks salary              12 weeks salary
 H10, M03-M04            + 1 week per year of        + 2 weeks per year of
 and S12, exempt           service                     service
 associates              + 1 week per year           + 1 week per year
                           over age 40                 over age 40
                         NOT TO EXCEED 36            NOT TO EXCEED 52
                         WEEKS TOTAL                 WEEKS TOTAL
- ------------------------------------------------------------------------------
 Bands D04-05,           4 weeks salary              6 weeks salary
 H04 through             + 1 week per year of        + 2 weeks per year of
 H08, M01-M02,             service                     service
 District                + 1 week per year           + 1 week per year
 Managers, Site            over age 40                 over age 40
 Managers, Store
 Managers, and                                       NOT LESS THAN 9 WEEKS
 Associate Store         NOT TO EXCEED 36            NOT TO EXCEED 52
 Managers,               WEEKS TOTAL                 WEEKS TOTAL
 exempt
 associates
- ------------------------------------------------------------------------------
 Bands D01               2 weeks salary              4 weeks salary
 through D03,            + 1 week per year of        + 2 weeks per year of
 H01 through               service                     service
 H05, and                + 1 week per year           + 1 week per year
 Assistant Store           over age 40                 over age 40
 Managers, non-                                      NOT LESS THAN 9 WEEKS
 exempt                  NOT TO EXCEED 36            NOT TO EXCEED 52
 associates              WEEKS TOTAL                 WEEKS TOTAL
- ------------------------------------------------------------------------------

** Your benefit under this Benefit Schedule is whichever is less: The base number of weeks shown in the box that applies to you plus the number of additional weeks for years of service and years of age over 40 that applies to you, OR the number of weeks in the "not to exceed" entry that applies to you.

For associates in the applicable categories, there is also an adjustment for the "not less than" number, if it results in a greater benefit after a Change in Control.

For instance, assume you are in band H09, you have 20 years of service, you are age 48, there has not been a Change in Control, and you are entitled to benefits. The box that applies to you is the box for Bands D06, H09 and H10, M04 and M03 and S12, exempt associates, Basic Benefit. Your base number of weeks is 6, plus 20 weeks for 20 years of service, plus 8 weeks for age over 40, for a total of 34. The "not to exceed" number that applies to you is 36 weeks. The duration of your benefit is 34 weeks.

                       THE UNITED STATES SHOE CORPORATION

                               SUPPLEMENT TO THE
                            ECONOMIC BRIDGE PROGRAM

         This Supplement to the Economic Bridge Program (the "Supplement") hereby modifies the terms and conditions of The United States Shoe Corporation Economic Bridge Program (the "Program") with respect to covered associates of the Corporate Center Group (the "Associate" or the "Associates") to the extent set forth below, effective on and after <SU>February 1, 1995<EU>. Any terms or conditions of the Program that are inconsistent with the modifications set forth below are superseded by those modifications. Except as specifically set forth in this Supplement or in other written changes to the Program, all of the terms and conditions of the Program shall remain in effect with respect to the Associates. This Supplement shall apply only to the covered associates of the Corporate Center Group.


MODIFICATIONS:


1. The provisions in the Section, "What Is The Salary Bridge Benefit," which provide that any Salary Bridge Benefit for which an Associate has become eligible shall be paid periodically on the same time schedule that the Associate was paid while he or she was actively employed, are modified to provide that the Associate shall be entitled to full payment of the Salary Bridge Benefit for which he or she has become eligible in one lump sum. The lump sum payment shall be made as soon as administratively convenient after all requirements that are necessary under the terms of the Program to qualify for the payment of the Salary Bridge Benefit are met. The amount of the lump sum payment will be equal to the periodic amount that would otherwise be payable, multiplied by the maximum number of periodic payments that would otherwise be made.


2. The benefits other than the Salary Bridge Benefit that are described in the Section, "Are There Other Benefits?", generally shall be provided as if the Associate received his or her Salary Bridge Benefit periodically instead of in a lump sum payment.

         a. Accordingly, those other benefits will generally be provided after the Associate has met all requirements that are necessary for payment of Benefits under the Program, will be provided for up to the maximum duration that applies to the Associate under the Benefit Schedule, and will end before the maximum period for any of the reasons specified in the Program that apply to the Associate.

         b. Notwithstanding the foregoing, the Associate must pay to the Company a periodic charge for his or her coverage under the Company's group medical plan. The amount of such periodic charge shall be the amount paid by similarly situated active employees of the Company with the same type of coverage. The dates by which such payments must be made will be established by the Company and communicated to the Associate. Coverage under the Company's group medical plan for the Associate and his or her eligible dependents shall end, effective as of the earliest of the first date for which such premiums are not timely paid (subject to any right that the Associate and dependents may have to continue such coverage as required by the federal law known as COBRA) or any other applicable date specified in the Program or the Company's group medical plan.

3. The provisions in the Section, "When Do Benefits End?", which provide that an Associate who finds New Employment before exhausting his or her Benefits under the Program shall receive a cash payment equal to one-third of his or her unused Salary Bridge Benefit, and that his or her Salary Bridge Benefit may resume under certain circumstances, are deleted.


This Supplement is hereby executed this 1st day of February, 1995.

                                        THE UNITED STATES SHOE CORPORATION


                                        By:   /s/ K. Brent Somers


                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                  AMENDMENT TO
                       THE UNITED STATES SHOE CORPORATION
                            ECONOMIC BRIDGE PROGRAM

The United States Shoe Corporation hereby amends The United States Shoe Corporation Economic Bridge Program (the "Program"), effective as of March 14, 1995, by adding new paragraph (g) at the end of the definition of "Change in Control," reading in its entirety as follows:

         (g) For purposes of determining the amount of Benefits for which certain Eligible Associates are otherwise eligible under the Program, if an asset purchase agreement (the "Agreement") is signed between the Company and the purchaser of all or substantially all of the assets of one or more of the Company Groups, a Change in Control shall be deemed to occur with respect to each Eligible Associate who is employed by that Company Group(s) or by the Corporate Center Group and whose employment with the Company is involuntarily terminated on, after, or within five business days before, the date on which the Agreement is signed but prior to the consummation of the asset purchase transaction contemplated by such Agreement (the "Closing"). Notwithstanding the foregoing provisions of this paragraph (g), such Change in Control shall be deemed to occur only if the Closing occurs, and any Benefits which are not payable under this Program unless the deemed Change in Control described in this paragraph (g) has occurred shall not be payable until the Closing has occurred. If all of these conditions are met, the date on which the Change in Control will occur for an Eligible Associate will be the date on which the Eligible Associate terminated employment with the Company.

IN WITNESS WHEREOF, The United States Shoe Corporation has caused its name to be subscribed this 15th day of March, 1995.

                                              THE UNITED STATES SHOE CORPORATION

                                              By /S/ K. Brent Somers
                                                 -------------------------------
                                              Title Executive Vice President
                                                    ----------------------------